James Stafford

James Stafford
  Chartered Accountants
Suite 350 – 1111 Melville Street
  Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
* Incorporated professional, James Stafford, Inc .

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 14 August 2009, with respect to the consolidated balance sheet of Principle Security International, Inc. (the “Company”) as at 31 May 2009, and the related consolidated statements of operations, cash flows and changes in stockholders’ deficiency for the year ended 31 May 2009 in the Form 10-K of the Company dated 26 August 2009.

/s/ James Stafford
Vancouver, Canada                                                                                                                             Chartered Accountants

26 August 2009